Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Provides Preliminary
Fourth Quarter and Full Year Financial Results

MELVILLE, N.Y., January 14, 2010—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced preliminary financial results for its fourth quarter and full year ended December 31, 2009.  Based on preliminary financial data, the Company expects fourth quarter revenue to be in the range of $21.5 to $22.0 million, and non-GAAP net loss per share to be between $0.02 and $0.03 per share.  Full year revenue is expected to be in the range of $88.5 to $89.0 million, and non-GAAP earnings per share is expected to be $0.05 to $0.06, compared with its previous projection of $96 million in revenue and non-GAAP earnings of $0.18 per share.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes. The Company advises investors not to continue to rely on any other aspects of its previously issued financial guidance for 2009.

The revenue shortfall in 2009 was mainly the result of lower than expected software license revenue from OEMs.  On a year over year basis, gross software license revenue from OEMs decreased by approximately 24%, or $6.7 million.  Three OEMs were responsible for most of this shortfall.  During the fourth quarter of 2009, Hewlett Packard announced it was acquiring 3Com, the parent of H3C, one of the Company’s OEMs.  The change of ownership caused a change in H3C’s historical licensing practices that resulted in revenue from H3C that was over $2 million lower in Q4 on a year over year basis.  The ongoing delay of the proposed merger of Sun Microsystems, another of the Company’s OEMs, into Oracle, resulted in a shortfall in projected revenue from Sun.  Revenues from EMC, our largest customer, were also below our expectations.

“Although we were disappointed with the revenue shortfall from our OEMs, we were pleased in the growth of our non-OEM business,” said ReiJane Huai, Chairman and Chief Executive Officer of FalconStor.  “We have begun to see the positive results of our investments in nurturing the non-OEM business.  In 2009, our non-OEM gross software license revenue increased 15% year over year.  We expect continuing growth of our non-OEM business into 2010 and beyond by leveraging our competitive product portfolio, credible end-user references and committed channel partners on the worldwide basis.”

The Company will release final results for the fourth quarter and full year on Feb. 4, 2010 and will host a conference call to discuss its final financial results on Thursday, Feb. 4, 2010 at 4:30 p.m. EST. To participate in the conference call, please dial:

Toll Free: 1.877.941.8631
International: +1.480.629.9820

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=131600252&RG=1&UID

Meeting: FalconStor Q4 2009 Earnings
Meeting password: q4numbers
Meeting Number: 488 522 512

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning Feb. 4 at 6:30 p.m. EST through 11:59 p.m. EST on Feb. 9. To listen to the replay of the call, dial toll free: 1.800.406.7325 or International: +1.303.590.3030, passcode: 4202073, or visit our website at www.falconstor.com/investors.asp.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection.  FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity.  The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection. FalconStor products are available from major OEMs and solution providers including 3Com, Acer, COPAN Systems, Data Direct Networks, Dynamic Solutions International, EMC, Pillar Data Systems, Spectra Logic, and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region.  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and TOTALLY Open is a trademark of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.